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                                                                    EXHIBIT 10.3

                           STOCK REPURCHASE CONTRACT


         The undersigned, Gary L. German, henceforth "Shareholder", having possession of Two Million, Five Hundred Fifty Thousand (2,550,000) shares of common stock of Stupid PC, Inc., and being desirous of selling Two Million, Two Hundred Eighty Thousand (2,280,000) shares of the same, and Stupid PC, Inc., henceforth "Company", being desirous of repurchasing said stock, do HEREBY enter into this Stock Repurchase Contract, and in exchange of mutual covenants and consideration, set forth the terms of this agreement as follows:

         1. Shareholder warrants and covenants that he has full right and title to sell said stock, ownership of which is documented in Stock Certificate #2.

         2. Shareholder further warrants that said stock is not subject to any liens, claims, or other encumbrances, and that he stands ready to surrender Stock Certificate #2 upon execution of this Stock Repurchase Contract.

         3. Shareholder and Company agree that the purchase price for said stock shall be Six Thousand ($6000.00) dollars.

         4. Shareholder agrees that this agreement also serves as his resignation as the CEO of the Company.

         5. Shareholder shall retain his seat on the Board of Directors.

         6. Company shall issue a new Stock Certificate, #10, to Shareholder upon completion of this agreement.

         7. Company agrees to indemnify and hold harmless Shareholder against, and in respect of, any and all claims, losses, expenses, costs, obligations, and liabilities of prior ownership. Shareholder's liability shall be limited to ownership of stock in effect after execution of this agreement.

         8. Shareholder and Company agree that said purchase price should be paid by check in the amount of Six thousand dollars ($6,000.00).

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         9. Tax liability shall be the responsibility of the respective parties.

         10. The parties further agree that any disputes arising out of this Stock Repurchase Contract shall be resolved by binding arbitration following GAMA's Rules of Arbitration and by submission of the same to GAMA, Inc. In so agreeing the parties explicitly waive any right they may have had to a jury trial on these issues and further agree that the award of the arbitrator shall be final and binding upon them as if rendered by a court of law and enforceable in any court having jurisdiction over the same.

         11. This agreement shall be interpreted according to the laws of the State of Georgia.

         12. Shareholder and Company agree that this Contract constitutes the entire agreement of the parties and cannot be varied orally.

         13. This agreement is subject to approval of the Board of Directors of Stupid PC, Inc.

         14. [handwritten insert as initialed] Stock options are still available per original agreement (750,000) shares.

So agreed and executed, this 10 day of April, 1998.




/s/  Gary L. German
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GARY L. GERMAN
SHAREHOLDER




/s/  Stephen B. Brannon
----------------------------------
STEPHEN B. BRANNON
PRESIDENT
STUPID PC, INC.


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